Exhibit 10.32

AMENDED AND RESTATED EXCLUSIVE DISTRIBUTION AGREEMENT

This Amended and Restated Exclusive Distribution Agreement (the “Agreement”) is made as of March 1, 2007 by and between Vision-Sciences, Inc., a Delaware corporation with a principal office located at 9 Strathmore Road, Natick, Massachusetts 01760 (“Company”), and Medtronic Xomed, Inc., a Delaware corporation with a principal office located at 6743 Southpoint Drive North, Jacksonville, Florida 32216 (“MDTX”).

WHEREAS, Company is engaged in developing, manufacturing and marketing medical devices for use in otorhinolaryngology and related applications; and

WHEREAS, Company appointed MDTX as its exclusive distributor of certain products pursuant to the terms and conditions of that certain Exclusive Distribution Agreement effectively dated August 6, 2003, as first amended effective as of January 26, 2004, and as further amended effective as of April 21, 2004 (the “Prior Agreement”); and

WHEREAS, Company and MDTX have entered an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which MDTX has agreed to purchase certain assets from the Company; and

WHEREAS, pursuant to the Purchase Agreement, Company and MDTX have agreed to enter into this Agreement and to amend and restate the terms upon which MDTX distributes Sheath Products and Scope Products in the Field as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             DEFINITIONS

1.1                                 “Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” shall have correlative meanings.

1.2                                 “Effective Date” means the date hereof.

1.3                                 “Field” means the field of otorhinolaryngology (as defined by the American Academy of Otorhinolaryngology and Head and Neck Surgery), including, without limitation, sinus endoscopy, laryngoscopy, esophagoscopy and other applications or procedures where flexible scopes are inserted into the ear, nose or throat, all of the foregoing as and to the extent it is practiced by licensed otorhinolaryngologists.

1.4                                 “Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including, without limitation: (a) inventions, discoveries, patent applications, patents (including letters patent, industrial designs, and inventor’s certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues, re-exams, renewals, divisions, continuations, continuations in part, continued prosecution applications, and other similar filings or notices provided for under the laws of the United States, or of any other country; (b) trademarks and any all rights thereto anywhere in the world; (c) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, inventor’s notes, discoveries, improvements, concepts, know-how, manufacturing and production processes and techniques, testing information, research and development information, data resulting or derived from research activities, inventions, blue prints, drawings, specifications designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and related information; (d) copyrights, whether or not registered, and any non-registered copyright to any writings and other copyrightable works of authorship, including source code, object code, documentation (whether or not released), and databases; (e) integrated circuit topographies and mask works; (f) moral rights; (g) features of shape, configuration, pattern or ornament; and (h) registrations of, and applications to register, any of the foregoing with any governmental entity and any renewals or extensions thereof and all other rights to any of the foregoing.

1.5                                 “Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

1.6                                 “Products” means the Scope Products and the Sheath Products, collectively.

1.7                                 “Scopes” means those endoscope products listed under the heading “Scopes” on Annex A.

1.8                                 “Scope Accessories and Replacement Components” means those products listed under the heading “Scope Accessories and Replacement Components” on Annex A.

1.9                                 “Scope Products” means the product or product groups listed on Annex A attached to and made a part of this Agreement, including Scopes and Scope Accessories and Replacement Products and all improvements and replacements for those products, and such other product or product groups as shall be added to Annex A by the mutual agreement of the parties, as contemplated by Section 2.4.

1.10                           “Sheath Products” means the product or product groups listed on Annex B attached to and made a part of this Agreement, improvements and replacements for those products, and such other product or product groups as shall be added to Annex B by the mutual agreement of the parties.

1.11                           “Territory” means the entire world, excluding the jurisdictions set forth in Annex C or any other jurisdiction that MDTX shall have notified the Company in writing that it does not intend to distribute or sell Products to in accordance with the terms of this Agreement.

2.             APPOINTMENT OF DISTRIBUTOR; PRODUCTS

2.1           Appointment.

(a)  Sheath Products.  Company hereby agrees to manufacture and to supply to MDTX Sheath Products for MDTX’s distribution and sale of Sheath Products to customers practicing within the Field and for use within the Field anywhere in the Territory effective for each area of the Territory as of the dates set forth in Annex D for each such area.  Notwithstanding anything to the contrary set forth in this Agreement, Company’s obligation to manufacture and supply Sheath Products for MDTX shall terminate on the date on which MDTX provides written notice to the Company pursuant to Section 2.2(c) of the Transition Agreement to be entered into between the Company and MDTX as of the Closing Date (as defined in the Purchase Agreement) that the Company is to begin the transfer of the Phase 2 Equipment (as defined in the Transition Agreement) to MDTX pursuant to the terms of the Transition Agreement (the “Phase 2 Equipment Transfer Date”); provided that MDTX may terminate the supply by Vision-Sciences of Sheath Products earlier than the Phase 2 Equipment Transfer Date by providing a sixty (60) days prior written notice to Vision-Sciences (the “Sheath Distribution Termination Date”).  MDTX hereby grants the Company a worldwide, royalty-free license to use the Vision-Sciences Intellectual Property (as defined in the License Agreement to be entered into between the Company and MDTX as of the Closing Date (as defined in the Purchase Agreement), the “License Agreement”) in the Field, which was licensed to MDTX pursuant to the License Agreement, solely for the purpose of performing the Company’s obligations with respect to the manufacture and supply of Sheath Products to MDTX pursuant to this Agreement, which license to use such Vision-Sciences Intellectual Property in the Field shall terminate on the Sheath Distribution Termination Date.

(b) Scope Products.  Company hereby grants MDTX the exclusive right to distribute, sell, advertise, promote and market the Scope Products solely to customers practicing within the Field and for use within the Field anywhere in the Territory effective for each area of the Territory as of the dates set forth in Annex E for each such area.  MDTX hereby accepts such appointment.

2.2           Except as otherwise permitted under this Agreement and unless and until this Agreement shall have been terminated in the manner provided herein, the Company agrees not to, after the Effective Date (i) distribute, market or sell the Products to any Person other than MDTX, (ii) authorize any Person other than MDTX to distribute, market or sell the Products or (iii) enter into any agreement or arrangement for the private labeling of any of the Products or any product that is identical or substantially similar in form or function to any of the Products, in each case of clauses (i) through (iii) above for applications within the Field.  The Company reserves the right to promote the technology underlying Scope Products, the use and application of Scope Products and the Company’s role in developing and manufacturing Scope Products, both within and outside the Field.  Subject to Section 2.4 below, it is agreed that the Company shall coordinate with MDTX in advance of any promotion or other publicity of the Scope Products within the Territory and for use or application within the Field.

2.3           MDTX shall have the right to perform its obligations and exercise its rights under this Agreement through one or more of its Affiliates, and to appoint agents (including Affiliates of MDTX) to market and sell the Products solely to customers practicing within the Field and for use within the Field.  MDTX shall have the right to appoint subdistributors to perform MDTX’s obligations hereunder in such local markets where MDTX does not currently maintain a direct sales force.  All such agents and subdistributors shall be party to agreements with MDTX containing terms and conditions that are consistent with the terms of this Agreement, including, without limitation, those provisions relating to the marketing and sale of Scope Products, the protection of the Company’s confidential information, trademarks and intellectual property rights, the compliance with regulatory requirements, and the termination of this Agreement.

2.4           If the Company develops new Scope Products for use and application within the Field and within the Territory (“New Products”) then the Company and MDTX shall, for a period of 90 days prior to any commercial launch of such New Product within the Field and within the Territory, negotiate exclusively and in good faith the reasonable terms and conditions for adding such New Product to Annex A.  If the parties are unable to reach an agreement with respect to the terms and conditions of the sale of New Products within such ninety (90) days period, then the Company shall have the right to market and sell such New Products in any areas within the Territory, whether directly or through any third party, at its sole discretion; provided, however, that if the Company, directly or indirectly, sells a New Product that competes with the Scope Products in one or more of the Designated Areas, then (i) MDTX shall be relieved of its minimum purchase requirement obligations pursuant to Section 5.1, and (ii) MDTX shall be relieved of its non-compete obligations pursuant to Section 3.1(c).

2.5           The Company may, at any time during the Term, request to have the right to sell Scope Products in areas within the Territory by written notice to MDTX (“Company Notice”).  MDTX shall, within thirty (30) days following the furnishing of such Company Notice, notify the Company in writing of its decision regarding whether to allow the Company to sell Scope Products in the area(s) designated in the Company Notice (“MDTX Notice”).  MDTX shall not unreasonably withhold its consent to allow the Company to sell Scope Products in an area as set forth in a Company Notice.  Unless otherwise agreed in writing by the Company and MDTX, in the event MDTX allows the Company to sell Scope Products in an area within the Territory pursuant to this Section 2.5, this Agreement shall terminate with respect to such area within the Territory and MDTX will have no right to distribute Scope Products in such area, but will not be subject to the non-compete obligations set forth in Section 3.1(c) and Medtronic shall have no further obligations hereunder with respect to such area.

3.             MDTX’S DUTIES

3.1                                 MDTX agrees to:

(a)          Use its commercially reasonable best efforts to market, promote, distribute, sell and support the Scope Products in those major market areas within the Territory set forth on Annex H (“Designated Areas”) and use its commercially reasonable best efforts to refrain from marketing or promoting the Scope Products in the Territory in a manner that is materially inferior to the manner in which MDTX markets and promotes any other comparable products.  MDTX’s obligation to market the Scope Products under this Agreement in the Designated Areas shall require MDTX, among other things, to: (i) conduct periodic promotions and obtain usual and customary market feedback (but without the requirement of MDTX to undertake or requisition any formal studies from third parties) with respect to the Scope Products, (ii) maintain a well-staffed and appropriately supervised sales force,

(iii) utilize its existing training facilities and programs to present live-demonstration courses relating to the Scope Products, (iv) maintain adequate levels of Product inventory, and (v) feature the Scope Products in its catalogs and other promotional materials and on each of its appropriate websites, at trade shows, congresses and similar conferences, and at sales and training courses and programs for MDTX sales and marketing personnel.

(b)         Carry out the marketing, promotion and sale of the Scope Products in the Territory efficiently and in an orderly and regulated manner.

(c)          From and after the date that is set forth in Annex E with respect to each area within the Territory, until the termination or expiration of this Agreement, refrain from selling or promoting in the Territory products that are directly competitive with the Scope Products, provided, however, that the restrictions in this Section 3.1(c) shall not apply from and after the date that the repair rate resulting from design or manufacturing quality defects for Scope Products in any six (6) month period meets or exceeds twenty-five percent (25%) of the Scope Products sold by  MDTX or its distributors pursuant to this Agreement; and provided further, however, that the restrictions in this Section 3.1(c) shall not apply with respect to any area of the Territory in which MDTX is not the exclusive distributor of the Scope Products; and provided further, however, that the restrictions in this Section 3.1(c) shall not apply with respect to the sale by MDTX of no more than 62 scopes in the aggregate held in inventory by MDTX for sale in the territories of France, Australia, New Zealand and Latin America.

(d)         Refrain from making any oral or written statements or representations that vary from the specifications, instructions, warranties or representations given or made in this Agreement by the Company to MDTX with respect to Products.

(e)          Not modify, adulterate, misbrand, alter or remove labels from Products.

(f)            MDTX shall be responsible to report incidents and near incidents, as applicable, to the competent regulatory authorities in the Territory in accordance with applicable laws and regulations (in the case of the European Union, MDDEV 2.12). MDTX shall promptly inform Company of any such incident and near incident.

(g)         Not take any action detrimental to the reputation or goodwill of the Scope Products and/or the Company.

(h)         Promptly notify the Company in writing of any and all material modifications, design changes or improvements to the Scope Products (collectively, “Ideas”) suggested by any customer, employee, subdistributor or agent of MDTX for any purpose, except those that, in the reasonable opinion of MDTX, are of no commercial value to either party.  In the event that the Company agrees to incorporate any such Idea into a Scope Product or New Product, then to the extent that MDTX has, obtains or derives any rights or benefit in or to any such Idea by MDTX, its employees, agents, customers or other persons, MDTX hereby grants to the Company a perpetual, irrevocable, royalty-free, transferable and nonexclusive license to use for any purpose such Idea, without the payment of any additional consideration thereof either to MDTX or to any such persons, except to the extent, and then only to the extent, required by applicable law or as set forth below.  MDTX shall cause each of its employees, agents and subdistributors to execute invention assignment agreements with respect to any Ideas.  To the extent that the Company agrees to incorporate an Idea developed by MDTX and based on valid claims in patents or patent applications filed by or on behalf of MDTX or its Affiliates (each such Idea, an “Invention”) into a Scope Product or New Product which MDTX does not have the right to distribute or sell hereunder, or from such time as MDTX’s right to distribute and sell such Scope Product or New Product is terminated or otherwise lapses, the Company shall license the use and application of such Invention for any purpose, on a non-exclusive, perpetual, irrevocable and transferable basis, in exchange for a royalty based on a percentage of the annual net sales of such Scope Products or New Products incorporating such valid claims in patents or patent applications, ranging from 2% to 4%, as determined by an independent arbitrator mutually selected by the parties, who shall base his or her decision on factors typically taken into account in determining reasonable royalties.  To the extent that MDTX develops any Invention which the Company has not agreed to incorporate into a Scope Product, the Company shall have the option to license the use and application of such Invention for any purpose, on a non-exclusive, perpetual, irrevocable and transferable basis, in exchange for a royalty based on a percentage of the annual net sales of products incorporating valid claims in patents or patent applications granted or filed, as the case may be, with respect to such Invention, ranging from 2% to 4%, as determined by an independent arbitrator mutually selected by the parties, who shall base his or her decision on factors typically taken into account in determining reasonable royalties.  The Company’s obligation to pay royalties hereunder with respect to a product incorporating an Invention shall continue until the expiration of the patent applicable to such Invention.  In no event shall royalties be payable hereunder with respect to Ideas that are not Inventions (i.e., based on valid claims in unexpired patents or patent applications filed by or on behalf of MDTX or its Affiliates).

(i)             Not commence or initiate, or cause to be commenced or initiated, any engineering, research, development or other technical activities on any of the Scope Products or, except as set forth in the License Agreement, otherwise utilize the Company’s intellectual property without the prior written consent of the Company.

(j)             Consistent with established industry standards and applicable laws, not pay or make any gift of value, directly or indirectly, to any officer, employee or agent of a political party, government or administrative or governmental agency or to any candidate for public office, for the purpose of obtaining or retaining business related to the Scope Products.

3.2           MDTX will comply, and will cause each agent appointed by it to comply, in all material respects with all applicable federal, state and local laws, rules, regulations and orders of all governmental authorities affecting the sale and distribution of the Products, as they are presently in effect and as they may be revised or supplemented from time to time.

3.3           MDTX will, and will cause each agent appointed by it to, adhere to good and sound business practices and carry out its duties under this Agreement according to the highest standards of professional business conduct.

3.4           Any and all marketing, promotional, sales and administrative costs, including any costs associated with attendance at or participation in trade shows, congresses or similar conferences, shall be borne by MDTX at its own expense.

3.5           If MDTX shall fail to perform its obligations pursuant to Section 3.1(a) above and does not cure any such failure within thirty (30) days after receiving written notice from the Company, then, as the sole and exclusive remedy of the Company pursuant to this Agreement or otherwise, the Company shall have the right and option, in its sole discretion, upon written notice to MDTX, to (x) terminate the exclusivity of this Agreement in the Designated Area or other area in the Territory with respect to which MDTX failed to perform its obligations or (y) terminate this Agreement with respect to such Designated Area or other such area within the Territory.

3.6           For the avoidance of doubt, it is hereby clarified that in the event that MDTX’s exclusivity rights pursuant to this Agreement are terminated pursuant to Section 3.5 or Section 5.1 hereunder, with respect to the Territory or any area of the Territory, the restrictions on MDTX that are set forth in Section 3.1(c) shall no longer apply and MDTX may distribute, market, sell or promote in any area of the Territory with respect to which MDTX’s exclusivity or this Agreement was terminated, products that are directly competitive with the Scope Products.

4.             THE COMPANY’S COVENANTS AND DUTIES

4.1                                 The Company agrees to:

(a)          Inventory and ship Products upon order and request of MDTX, in accordance with Section 5.

(b)         Label Products in accordance with this Agreement.

(c)          Comply in all material respects with all applicable federal, state and local laws, rules, regulations and orders of all governmental authorities affecting the manufacture, labeling, inspection and sale of the Products, as they are presently in effect and as they may be revised and/or supplemented from time to time.  The Company shall provide MDTX all translations for the labels and instructions for use for Scope Products it currently has in its possession.

(d)         Staff and maintain a service and repair facility for the purpose of repairing and/or replacing Scope Products that are within or outside of their warranty period.  When MDTX receives Scope Products on return from customers, MDTX shall advise the Company of Scope Products requiring repair or replacement and shall forward such Scope Products to the Company’s designated facility, but only after obtaining from the Company a return authorization approval pursuant to customary return procedures established from time to time by the Company.  The Company shall inspect the Scope Products and make necessary repairs or replacement, as appropriate, at its facilities and return the repaired or replacement Scope Product to MDTX within thirty (30) business days of receipt of repair authorization from MDTX.  For Scope Products repaired and/or replaced that are within their warranty scope and period, the Company shall bear all costs and expenses relating to servicing such

Scope Products (including, without limitation, shipping and handling costs from MDTX to Company and back to MDTX).  For Scope Products repaired that are outside their warranty scope or period, the Company shall charge MDTX its standard time and materials rate, plus shipping and handling.   Notwithstanding anything to the contrary herein, upon MDTX’s reasonable request, the Company, at no charge to MDTX, shall engage and train up to three (3) third parties at the Company’s production facilities or other location to be determined by the Company at its sole discretion, to perform repair services in areas outside the United States, in which case the Company agrees to sell spare parts to such third parties as may be needed for such third parties to perform repair services.

(e)          Subject to clause (d) of this Section, incorporate any modifications and improvements that the Company makes to any of its products into the Scope Products if so desired by MDTX and make the changed Scope Products immediately available to MDTX.  If MDTX requests that the Company make modifications or improvements to the Scope Products, such changes shall be made only if mutually agreed to by the Company and MDTX (including, without limitation, concerning price).

(f)            Provide training to MDTX’s product managers and sales representatives on an as-needed and reasonable basis to enable MDTX to promote the sale of the Scope Products.  Such training will be conducted at MDTX’s facilities or other facilities designated by MDTX, and will be provided without charge to MDTX, except for the reimbursement of reasonable out-of-pocket expenses of the Company.  In addition, the Company will provide to MDTX Product updates and service bulletins as they become available.

(g)         Consistent with established industry standards and applicable laws, not pay or make gift of value, directly or indirectly, to any officer, employee or agent of a political party, government or administrative or governmental agency or to any candidate for public office, for the purpose of obtaining or retaining business related to the Products.

4.2           The Company shall provide MDTX with all technical and clinical information related to and necessary for the sale of the Scope Products that the Company has in its possession without any requirement of the Company to produce or requisition any formal studies, data or information.  The Company shall be entitled to withhold any information that the Company determines, in its sole discretion, constitutes trade secrets of the Company.

4.3           The Company reserves the right to change a Scope Product or its specifications without payment of compensation to MDTX, so long as such changes do not affect the efficacy, safety, form, fit or function of the Scope Product or require regulatory approval or amendment.  If such changes do affect the efficacy, safety, form, fit or function of a particular Scope Product, or require regulatory approval or amendment, the Company shall not be entitled to make such change without the prior written consent of MDTX, which consent shall not be unreasonably withheld.  The Company shall provide MDTX with ninety (90) days’ advance notice of any changes of Scope Products to the extent possible.

4.4           The Company will adhere to good and sound business practices and will carry out its duties under this Agreement according to the highest standards of professional business conduct.

5.             ORDERING, SUPPLY, PRICE AND PAYMENT

5.1           Minimum Purchase Commitments.  If MDTX fails to purchase, during each 12-month period set forth on Annex F (each such period, a “Quota Period”), the number of Scope Products as set forth on Annex F for such Quota Period and such failure has not been cured within thirty (30) days after the Company has furnished to MDTX a written notice of such failure, then the Company shall have the right and option, in its sole discretion, and as its sole and exclusive remedy, to (x) terminate the exclusivity of this Agreement upon written notice to MDTX or (y) terminate this Agreement upon written notice to MDTX.

5.2           Forecasts/Purchases.  MDTX shall provide to the Company, on a monthly basis, a rolling twelve-month forecast of Products it expects to purchase.  The current month plus the following three (3) months-forecast will represent firm order quantities for Scopes and the current month plus the following one (1) month-forecast will represent firm order quantities for Sheath Products and Scope Accessories and Replacement Components.  MDTX shall also provide to the Company a Min-Max spreadsheet substantially in the form attached to this Agreement as Annex G (the “Min-Max”).  For each Product, the Min-Max will show a target range of inventory levels (i.e., minimum-maximum) of finished goods that the Company shall maintain in stock at its facility to meet the firm order quantities noted above.  The minimum inventory level shall be set to approximately one month of forecasted demand and adjusted on a quarterly basis, and the maximum quantity shall be set to the sum of the unshipped portion of Products out of the forecasted demand for the current month plus (i) with respect to Scopes, the subsequent three (3) months of forecasted demand and (ii) with respect to Sheath Products and Scope Accessories and Replacement Components, the subsequent one (1) month of forecasted demand.  The Min-Max will also show a target stocking level that MDTX will retain in inventory at its Jacksonville, Florida facility at a level of approximately one month of forecasted demand.  MDTX will deliver to the Company, on a semi-monthly basis, a completed Min-Max indicating the type and quantity of Products needed for shipment by the Company to MDTX, and the Company shall ship such Products to MDTX within five (5) business days from receipt of the applicable Min-Max.  The Company shall maintain inventory levels adequate to meet its obligations under this Agreement and the requirements of the Min-Max.  MDTX’s minimum purchase commitments hereunder shall be tolled for any period during which the Company is unable to ship Products in accordance with its obligations under this Agreement and any Quota Period in respect of which such minimum purchase commitments shall apply shall be extended by the amount of time during which the minimum purchase periods have been so tolled.

5.3           Upon shipment, the Company shall promptly invoice MDTX in U.S. Dollars.  Payment for Products shall be in U.S. Dollars and is due net thirty (30) days from shipment of the Product by the Company; provided that MDTX shall be entitled to a one percent (1%) discount on any amounts paid and received by the Company within ten (10) days of invoice.  Late payments will be assigned a monthly service fee equal to 1% of the amount due.  Persistent failure to pay invoices when due shall constitute a material breach of this Agreement.   MDTX shall pay all invoices in full according to the stated terms.  The Company will issue credits for any rejected Product pursuant to Section 5.7 below that MDTX may use to reduce payment of future invoices.

5.4           Prices for the Scope Products ordered by MDTX from Company shall be as set forth in Annex A to this Agreement.  Prices for Sheath Products ordered by MDTX from the Company shall be as set forth in Annex B to this Agreement.

5.5           All prices and charges for Products are FOB designated Company facility.  Title to Products delivered hereunder and all risks of loss or damage thereto shall pass to MDTX upon shipment from the Company’s facility.

5.6           The Company shall package Products in accordance with good commercial practices and mutually agreed specifications, and in a manner sufficient to withstand the rigors of transportation.

5.7           MDTX shall have the right, within fifteen (15) days from receipt, to reject any Product that does not meet the Company’s published specifications or any applicable laws or regulations or that is otherwise defective.  Any such rejection shall be accomplished by a notice from MDTX identifying and specifying, in reasonable detail, the Product rejected and the reasons for rejection.  Any Product rejected by MDTX shall be made available, on reasonable notice and during normal business hours, for inspection by the Company or its representatives in a manner consistent with the Company’s return authorization procedures established from time to time and as previously communicated to MDTX.  The Company will replace any rightfully rejected Product free of charge and will indemnify MDTX for reasonable out-of-pocket expenses (including freight and customs clearance, if any) incurred by MDTX in connection with (a) shipment of replacement Product to the same location and (b) shipment of the nonconforming Product back to the Company (if so requested by the Company and then pursuant to the Company’s return authorization approval procedures).  In the event of a rejection of defective Product, the Company shall ship replacement Product within seven (7) days of its receipt of the rejected Product from MDTX, or such longer period of time as may be reasonable under the circumstances.

6.             WARRANTIES; INDEMNITY

6.1           The Company hereby represents and warrants to, and covenants with, MDTX as follows:

(a)           Ownership.  Except for rights held by MDTX pursuant to the License Agreement, the Company is the sole and rightful owner of all right, title and interest in and to the Products or otherwise has the unrestricted right to grant to MDTX the rights granted in this Agreement without violating any rights of any third party.  There are no actual or threatened claims against any of the Products and no demands of any person or entity pertaining to any of the Products.  No proceedings have been threatened, instituted or are pending that challenge the rights of the Company in the Products.  The Company has not been charged with infringement or violation of any Intellectual Property right of any person or entity, and, to the Company’s knowledge, is not infringing any Intellectual Property right of any person or entity in connection with the manufacture, use, sale or other disposition of any of the Products.

(b)           Product Warranty.  The Products have been and shall be designed, manufactured, labeled, packaged and sold to MDTX in a manner consistent with good commercial practice, and the regulations and guidelines of the U.S. Food and Drug Administration for such medical devices, free from defects in material and workmanship, and shall conform to all applicable laws and regulations in the Territory relating to medical devices and to the Product’s published specifications and all other applicable manufacturing requirements.  The Company further represents and warrants to MDTX that the

Company’s manufacturing and quality system is in compliance with the Quality System Regulations promulgated by the U.S. Food and Drug Administration (or any successor requirements) and has been certified to be in compliance with the standards set forth in (i) ISO 13485:2003 or later; (ii) for E.U. countries, the appropriate European Medical Device Directive 93/42/EEC annexes; and (iii) for Canada, CAN/CSA ISO 13485:2003 or later.  The Company shall maintain such certifications (or successor requirements) in force throughout the Term of this Agreement, at its sole cost.  The Company shall promptly inform MDTX when the Company has identified a quality issue that affects the safety or efficacy of any Product or that otherwise affects the performance of any Product.  Once per year during the Initial Term (as hereafter defined) of this Agreement or any renewal thereof, the Company shall provide MDTX’s personnel reasonable access to the facilities and records of the Company for the purpose of confirming the Company’s and the Products’ compliance with all applicable laws and regulations.  The Products shall, for a period of time (as specified by the Company for its products in its relevant published specifications) from date of sale by MDTX (or its subdistributor or agent) to the customer, be free from defects in material and workmanship and remain in good working order, and function properly and in conformity with the terms of this Agreement and with published specifications and documentation.  The Company shall inform MDTX in writing of the warranty periods applicable to all of its products.  The Company shall, at the request of MDTX, its customer or end-user, promptly repair or replace at its sole cost and expense any Product found to be defective (in accordance with the above) within the applicable warranty period.  MDTX may pass such Company warranty to its customers and to end-users.

(c)           Disclaimer.  THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO ANY PRODUCT OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COMPANY DISCLAIMS AND MDTX WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF MDTX AND ALL WARRANTIES AND OBLIGATIONS OF THE COMPANY, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY PRODUCTS OR OTHER ITEMS DELIVERED BY OR ON BEHALF OF THE COMPANY PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OR DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

(d)           No Royalties.  No royalties or other amounts will be payable by MDTX to others as a result of this Agreement or any of the transactions contemplated hereby.

6.2           Infringement Indemnity.  The Company, at its own expense, shall defend, indemnify and hold harmless MDTX, its subsidiaries, affiliates or permitted assignees, and their respective directors, officers, employees, agents, permitted subcontractors, representatives, successors and permitted assigns, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including attorneys’ fees, based upon a claim that any Scope Product infringes or violates any Intellectual Property right of any third party (an “Infringement Claim”).  MDTX may, at its own expense, assist in such defense if it so chooses, provided that, as long as the Company can demonstrate sufficient financial resources, the Company shall control such defense and all negotiations relative to the settlement of any such claim.  MDTX shall promptly provide the Company with written notice of any claim which MDTX believes falls within the scope of this Section 6.2.  In the event that the Scope Product, or any portion thereof, is held to infringe and its use is enjoined, the Company shall have the obligation to, at its option and expense, (i) modify the infringing Scope Product without impairing in any material respect the functionality or performance, so that it is non-infringing, (ii) procure for MDTX the right to continue to distribute, sell, advertise, promote, market and otherwise commercialize the infringing Scope Product, or (iii) replace said Scope Product with equally suitable, non-infringing product.  If none of the foregoing alternatives are available to the Company, the Company shall repurchase from MDTX at the price charged to MDTX by the Company, all Scope Products that are in good and saleable condition and are in unopened, undamaged packages.  Except as set forth above, the Company shall have no further liability to MDTX with respect to any Infringement Claim.

7.             RELATIONSHIP

The relationship between the Company and MDTX is that of independent contractors.  Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, or principal-agent relationship between the parties; and neither party by virtue of this Agreement shall have any right, power or authority, express or implied, to act on behalf of or enter into any undertaking binding the other party, and the Company and MDTX shall each refrain from making any representations to the contrary.  Except as otherwise set forth herein, all costs of each party’s operations, including but not limited to salaries, wages, taxes (corporate, service, employment, franchise, etc.) and employee benefits of each party and its employees shall be paid solely by such party, and the other party hereto shall have no liability or responsibility therefor.

8.             TERM AND RENEWAL

This Agreement shall apply only to Sheath Products purchased by MDTX on or prior to the Sheath Distribution Termination Date.  With respect to Scope Products, subject to earlier termination as provided in Section 9 of this Agreement, the term of this Agreement shall commence on the date hereof and continue in full force and effect until December 31, 2008 (the “Initial Term”).  Thereafter, this Agreement will automatically be renewed for successive one (1) year periods unless either party notifies the other party in writing at least ninety (90) days prior to the end of the Initial Term or any renewal thereof that it does not wish to extend this Agreement.  The Initial Term and any renewal thereof, if any, are collectively referred to as the “Term.”

9.             TERMINATION

9.1           Each party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition herein.  A party that materially breaches this Agreement shall be given written notice of such breach by the other party and shall have the opportunity to take remedial action within a period of sixty (60) days or other longer period defined in such notice.  If the breaching party fails to remedy the breach within such sixty (60) day or other longer defined period, the other party shall have the right to immediately terminate this Agreement.

9.2           If either party becomes insolvent or files, or has filed against it, any petition under any bankruptcy or insolvency law or similar law which is not dismissed or stayed within sixty (60) days, is adjudged bankrupt or insolvent or the like, makes or attempts to make an assignment for the benefit of creditors or the like, or a trustee in bankruptcy or a receiver is appointed for either party, the other party shall have the right to immediately terminate this Agreement.

9.3           Any expiration or termination of this Agreement shall not alter the rights, duties and obligations of the parties for any purchase orders placed by MDTX, or amounts due, prior to the date of such expiration or termination, nor shall it affect the rights of end-users of the Products.

9.4           Upon termination or expiration of this Agreement, MDTX shall have the right to sell its existing, saleable inventory of Products in the market, and MDTX shall negotiate in good faith with the Company regarding the purchase of finished goods Products held in inventory by the Company pursuant to the terms specified in Section 5.2 ..  MDTX shall retain the rights under this Agreement necessary for it to sell its remaining inventory of Products, and the Company shall provide the necessary materials and support to assist MDTX in doing so, for a period of six (6) months following any such termination or expiration of this Agreement and unless and until the Company shall elect, in its sole discretion, to repurchase such remaining inventory at MDTX’s cost.

9.5           If any of the Scope Products sold by MDTX is recalled from the market or withdrawn from sale within the Territory for reasons of product safety or quality as determined by any applicable governmental authority or by mutual agreement of the parties, any minimum purchase commitment or Quota with respect to such Scope Product shall be suspended until 90 days after the date on which the Product has been re-introduced into the market.

9.6           This Agreement shall terminate automatically in the event that the Purchase Agreement terminates prior to the Closing (as defined in the Purchase Agreement).  Notwithstanding anything to the contrary herein, in the event this Agreement terminates pursuant to this Section 9.6, the terms of the Prior Agreement shall be revived effective simultaneously with the termination of this Agreement and shall continue in full force and effect as if never amended pursuant to the terms of this Agreement.

10.           PRODUCT LABELING, REGISTRATION

10.1         Product Labeling.   All Products shall be marketed to indicate that MDTX is the distributor of Products and shall prominently and conspicuously bear the name of the Company and the Company’s logo, and shall also contain such other designations of the Company, including identification of the Company as the manufacturer of the Products, and the country of manufacture, where applicable, as may be necessary to comply with Title III of the Medical Device User Fee and Modernization Act of 2002 (P.L.107-250).  MDTX shall sell the Products in the same condition as they are delivered to it and shall not alter, deface, remove, cover up or mutilate in any manner whatsoever any trademark, serial or model number, the words “patent pending” and/or “patent” and/or the patent number, copyright symbol and any other reference to the Intellectual Property rights of the Company which the Company may attach or fix to or make part of the Products.  So long as the requirements of this Section 10.1 are otherwise complied with, and subject to MDTX’s obligations under Section 12.2 hereof, MDTX shall be entitled to affix to Products such additional labels as it shall deem reasonably necessary to identify MDTX as the distributor of the Products, provided, that, the Company shall have approved in writing in advance of such labeling, such approval not to be unreasonably withheld.

10.2         Product Registration.  The Company, at its cost, shall obtain and maintain all necessary registrations, licenses and permits for the Scope Products with health and other competent authorities that may from time to time be required by law, regulation or otherwise in the US and shall obtain in its own name and maintain at its sole expense the CE Mark for Scope Products.  The Company shall appoint an affiliate of MDTX (as designated by MDTX) within the European Union to serve as the EC Representative of Scope Products for as long as MDTX is the exclusive distributor of the Scope Products in all the Designated Areas within the European Union, and MDTX shall bear all costs and expenses in connection with such representation.  MDTX, at its cost, shall obtain and maintain all necessary registrations, licenses and permits for the Scope Products with health and other competent authorities that may from time to time be required by law, regulation or otherwise throughout the countries and regions of the Territory in which MDTX is promoting, advertising and selling the Scope Product, outside the US, within a six-month time period.  Any such registrations, licenses or permits shall be in the name of the Company unless prohibited by law, in which case they shall be held in trust by MDTX acting as in-country caretaker for the Company, and shall be subject to transfer, cancellation, modification or supplement for Scope Product changes at the Company’s direction.  The Company shall provide, free of charge, data and investigation reports and all other documentation as it possesses to the extent that they are required by local law and will cooperate with MDTX, as reasonably requested by MDTX, in obtaining the registration throughout the Territory.  The Company shall also obtain the appropriate approval of all governmental control agencies as required in the US and MDTX shall obtain the appropriate approval of all governmental control agencies as required throughout the Territory for any purchases and sales contemplated by this Agreement where MDTX is selling Scope Products, and specifically, MDTX shall obtain all necessary approvals for the importing, storing and selling of Scope Products subject to sterile conditions.

11.           RECALLS; COMPLAINTS

11.1         MDTX shall provide the Company from time to time upon the reasonable written request of the Company, a list of MDTX customers, including customer contact information and the lot numbers and models of Products purchased by such customers, for the purpose of being able to track Products in the event of a Product recall otherwise to ensure that the Company is able to comply with any statutory or other obligation in respect of Products sold hereunder.  In the event of a recall, MDTX must provide the above-mentioned information within two business days of being advised in writing of such recall by the Company.  In this regard, MDTX agrees to advise the Company within forty-eight (48) hours of each complaint that responsible employees of MDTX (those employees or agents that are usually and customarily required to receive and report on customer complaints or adverse events involving the Products) may receive or become aware of concerning the Products, including any complaint that any of the Products may have been associated in any way with an injury or death to a user or patient or may have been associated with an incident that could likely cause serious health problems or death.  MDTX agrees to work with and cooperate with the Company to resolve complaints.  In the event of a Product recall, the Company shall promptly reimburse MDTX for all reasonable costs and expenses incurred by MDTX in connection with any such recall.  Each of the Company and MDTX shall notify the other of any potentially reportable product incident of which either the Company or MDTX becomes aware and MDTX shall, in its sole discretion, determine to report such incident to the appropriate governmental agencies within the Territory or to take a field action or commence a recall as a result of such incident.

11.2         MDTX shall handle all customers’ complaints it receives with a view of securing and maintaining the goodwill of the Company and of the Products, and shall record all complaints it receives in detail and promptly submit the same to the Company for its review, as set forth above.  Company (a) shall notify MDTX of any complaints it receives related to Products in the Territory; and (b) shall be responsible for investigation of the reports and submission of U.S. Medical Device Reports (21 CFR Part 803), and/or other governmental agency reports as required by applicable law or regulation within the Territory.

12.           INTELLECTUAL PROPERTY

12.1         The Company shall have and shall retain at all times all rights in and to its Intellectual Property relating to the Scope Products.

12.2         The Company and MDTX acknowledge and agree that MDTX will market and sell the Scope Products under the Company’s and MDTX’s trademarks, as mutually agreed by the parties; provided that in connection with any promotional or other Scope Product related materials or events, MDTX shall use reasonable efforts to prominently depict or display the Company’s name, logo and Scope Product related trademarks or service marks, and indicate that the Scope Products have been manufactured by the Company using the Company’s proprietary technologies and all packaging and physical embodiments of the Scope Product shall display the Company’s mark.  Any use of any trademarks or service marks that are owned by the Company in any such promotional materials shall be accompanied by an appropriate legend indicating that such trademarks and service marks are the property of the Company.

13.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

The Company hereby represents, warrants and covenants to MDTX that:

13.1         The Company and its employees have all necessary rights, authorizations or licenses to perform their obligations hereunder and to provide all related materials and services required under this Agreement.

13.2         Each Product shall be manufactured and/or developed in a manner consistent with good commercial practice and regulations and guidelines of the U.S. Food and Drug Administration for such medical devices, free from defects in material and workmanship, and shall conform to all applicable laws and regulations relating to medical devices and to the Product’s published specifications.

13.3         The Company does not have any obligations or liabilities that might reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

13.4         There are no actions, suits, or proceedings instituted or pending or, to the best knowledge of the Company’s management, threatened against the Company that might reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

13.5         The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

13.6         The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action of the Company, and this Agreement represents the Company’s valid and legally binding obligation.

13.7         The execution, delivery and performance of the obligations of this Agreement by the Company in accordance with the terms of this Agreement do not and will not conflict with or otherwise violate the terms of any other agreement to which the Company is a party.

14.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF MDTX

MDTX hereby represents, warrants and covenants to Company that:

14.1         MDTX and its employees have all necessary rights, authorizations or licenses to perform their obligations hereunder and to provide all related materials and services required under this Agreement.

14.2         MDTX does not have any obligations or liabilities that might reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

14.3         There are no actions, suits, or proceedings instituted or pending or, to the best knowledge of MDTX’s management, threatened against MDTX that might reasonably be expected to have a material adverse effect on the ability of MDTX to perform its obligations hereunder.

14.4         MDTX is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

14.5         The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action on the part of MDTX, and this Agreement represents MDTX’s valid and legally binding obligation.

15.           LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS, USE, OPPORTUNITY OR REVENUES OF ANY KIND, OR ANY OTHER COMMERCIAL DAMAGE, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING, AND WHETHER SUCH DAMAGES ARISE FROM CONTRACT, NEGLIGENCE, TORT OR OTHERWISE.  TO THE EXTENT THAT A PARTY HERETO IS HELD LIABLE TO ANY THIRD PARTY FOR ANY SUCH PUNITIVE OR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY ACT OR OMISSION OF THE OTHER PARTY HERETO SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTIONS 6.2 AND

16, SUCH DAMAGES SHALL NOT SOLELY BY VIRTUE OF THIS SECTION 15 BE EXCLUDED OR DISCLAIMED.

16.           INDEMNIFICATION

16.1         MDTX shall indemnify and defend the Company, its affiliates, and their respective directors, officers, representatives, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from any claim made by any third party (including, without limitation, any claim alleging personal injury or property damage) attributable to any breach of this Agreement by MDTX or to any intentional or negligent act or omission of MDTX, its employees, agents, or subcontractors in the performance of this Agreement, except to the extent that a claim is caused by the negligence or willful misconduct of the Company, its employees, agents, or subcontractors.

16.2         The Company shall indemnify and defend MDTX, its affiliates, and their respective directors, officers, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from:

(a)          any claim made by any third party (including any claim alleging personal injury or property damage) attributable to any breach of this Agreement by Company or to any intentional or negligent act or omission of Company, its employees, agents, or subcontractors in the performance of this Agreement, except to the extent that a claim is caused by the negligence or willful misconduct of MDTX, its employees, agents, or subcontractors;

(b)         any third party claim for bodily injury, including death, or property damage caused by defects in design or manufacture of the Products, except to the extent a claim is caused by the negligence or willful misconduct of MDTX in its sale, distribution or handling of the such Products; provided however, that with respect to Sheath Products, this provision shall apply only to Sheath Products purchased pursuant to the Prior Agreement.

(c)          any third party claim for bodily injury, including death, or property damage caused by defects in manufacture of the Sheath Products, except to the extent a claim is caused by the negligence or willful misconduct of MDTX in its sale, distribution or handling of the Sheath Products; and

(d)         any Product recalls or replacements by any competent government authority or other agency deemed appropriate by mutual agreement of the Company and MDTX, except to the extent such recall or replacement is caused by the negligence or willful misconduct of MDTX in its sale, distribution or handling of the Products; provided, however, that with respect to Sheath Products purchased after the date of this Agreement, this provision shall apply only to the extent that such recall or replacement is initiated as a result of a manufacturing defect.

16.3         In the event of any claim subject to the indemnification provisions of this Section 16, the party seeking indemnification shall promptly notify the other party in writing, and permit that party upon its request, to control the defense and/or settlement of the relevant claim.  Each party shall make a reasonable effort to cooperate in such settlement and/or defense and neither party shall settle any claim for which it is obligated under this Section 16 without the prior written approval of the other party.

17.           CONFIDENTIALITY AND NON-DISCLOSURE

17.1         Both parties acknowledge and agree that this Agreement creates a privileged and confidential relationship between MDTX and Company and that information concerning both parties’ business affairs, customers, vendors, finances, properties, methods of operations, computer programs and documentation, diagrams, verbal and written disclosures, drawings, samples, technical descriptions, specific configurations, dimensions, materials, concepts, developments, techniques, know-how, inventions, and other such materials and  information, whether written or oral, is confidential in nature.  All such information is hereinafter collectively referred to as “Confidential Information.”  Neither party will use, directly or indirectly, for its own benefit or the benefit of others, both during the term of this Agreement and subsequent to its termination, any Confidential Information of the other party which may be acquired or developed in connection with or as a result of the performance of this Agreement without the prior written consent of the other party.

17.2         Both parties agree, except as directed by the other party or provided in this Section 17.2, not to disclose any Confidential Information of the other party to any person whatsoever at any time during or after the term of this Agreement.  Upon termination of this Agreement and at a party’s written request, each party will turn over to the other party all documents, papers and other materials in its possession or control (except for one copy that may be retained solely for archival purposes) that relate to the other party or the Intellectual Property of the other party.  Both parties further agree to bind its employees and subcontractors to the terms and conditions of this Agreement.  Each party acknowledges that disclosure of any Confidential Information of the other party by it may give rise to irreparable injury to the other party, its subsidiaries and/or affiliated companies or the owner of such information, inadequately compensable in damages.  Accordingly, the disclosing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies that may be available.  Each party acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests of the other party, its subsidiaries and/or affiliated companies and are reasonable in scope and content.

17.3         Each party’s obligation of non-disclosure and non-use shall not apply to information (i) which at the time of its disclosure to the receiving party is available to the public, (ii) which the receiving party can show was properly in its possession prior to disclosure, (iii) that is published or otherwise becomes available to the public through no fault of the receiving party, (iv) that the receiving party can show was received by it from a third party without breach of a confidentiality obligation, (v) is independently developed by the receiving party without use of any Confidential Information of the other party, or (vi) is required to be disclosed by any governmental agency, provided that the disclosing party shall give the other party reasonable notice of such requirement and shall afford the other party the opportunity to prevent such disclosure.

18.           NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by (a) personal delivery, (b) expedited delivery service, (c) facsimile transmission or

(d) certified or registered mail, postage prepaid, addressed as follows:

If to MDTX:

Medtronic Xomed, Inc.
6743 Southpoint Road North
Jacksonville, Florida 32216
Attn:       Mark J. Fletcher, President ENT Division
Tel:   (904) 279-7511
Fax:  (904) 281-2779
and
Jaime A. Frias, Esq., Vice President, Senior Legal Counsel
Tel:   (904) 332-2451
Fax:  (904) 332-8914

If to the Company:

Vision-Sciences, Inc.
9 Strathmore Road
Natick, Massachusetts 01760
Attn:  Ron Hadani, President & CEO
Tel:   (845) 365-0600 (ext.116)
Fax:  (845) 365-0620

With a copy to (which shall not constitute notice):

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attn:  Paul I. Rachlin, Esq.
Tel:  (212) 969-3640
Fax  (212) 969-2900

Any party may, by notice given in accordance with this Section 18 to the other party, designate another address or person for receipt of notices.

19.           GENERAL PROVISIONS

19.1         This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to any rules of conflict and choice of laws that would require the application of laws of another jurisdiction.

19.2         This Agreement shall be binding on the parties and their respective successors and assigns.  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations or commitments between the parties, both written and oral.  The terms of this Agreement shall prevail in the event that there is a conflict or variance with the terms and conditions of any purchase order form or other document submitted by MDTX or with any invoice or other document submitted by the Company.

19.3         All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

19.4         The failure by either party to enforce any term or condition of this Agreement, the written waiver of any term or condition of this Agreement or the acceptance of any payment shall not be a waiver of further enforcement of that or any other term or condition.

19.5         The captions used herein are for convenience only and shall not be considered in construing or interpreting the provisions hereof.

19.6         If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.7         Notwithstanding the termination or expiration of this Agreement, it is acknowledged and agreed that the following provisions shall survive any such termination in addition to such other provisions of this Agreement which by their terms are intended to survive the termination of this Agreement or otherwise apply to the interpretation or meaning of any provisions of this Agreement that survive the termination of this Agreement:  Sections 6.2, 9.3, 9.4, 11.1, 11.2, 12.1, 12.2, 15, 16.1, 16.2, 16.3, 17.1, 17.2, 17.3, 18 and 19.1.

19.8         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts together shall constitute but one and the same instrument.

19.9         This Agreement shall not be valid until signed and accepted by authorized representatives for each party, and no party shall be bound by any change, alteration, amendment modification, termination or attempted waiver of any of the provisions hereof unless in writing and signed by an authorized officer of the party against whom it is sought to be enforced.

19.10       Without derogating from anything contained in Section 2.3 hereof, neither this Agreement nor any rights granted hereby may be assigned by either party without the other party’s prior written consent, such consent not to be unreasonably withheld.  Any attempted assignment in violation of the proceeding sentence shall be null and void.  Notwithstanding the foregoing, consent shall not be required for an assignment of this Agreement resulting from (i) a merger, reorganization, reincorporation or other acquisition of a party or (ii) the sale of all or substantially all of the ENT business or endoscope business of the Company.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  In the event that this Agreement is assigned by the Company to a direct competitor of MDTX as a result of the sale of all or substantially all of the Company’s ENT endoscope business to such competitor of MDTX, MDTX shall have the right to terminate this Agreement upon written notice to the Company.

19.11       Neither party shall be liable for any delay or failure to perform in whole or in part, resulting from causes beyond such party’s reasonable control, including, but not limited to, fires, war, terrorism, strikes, insurrections, riots, embargoes, delays in transportation, inability to obtain supplies of raw materials, or requirements or regulations of any governmental and/or semi-governmental authority.  If such delay or failure extends beyond thirty (30) days, the party not affected by the delay shall have the right to terminate this Agreement upon written notice.

19.12       Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns.

19.13       Except as set forth in the Asset Purchase Agreement, neither party shall make any public announcement or statement regarding the relationship of the parties hereunder.

[END OF TEXT]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date above written.

MEDTRONIC XOMED, INC.	VISION-SCIENCES, INC.

By:	By:
Name:	Name:	Ron Hadani
Title:	Title:	President & CEO
Date:	Date: